EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-149583 of Duncan Energy Partners L.P. on Form S-3 of our report dated February 28, 2008, relating to the consolidated balance sheet of DEP Holdings, LLC at December 31, 2007, appearing in the Current Report on Form 8-K of Duncan Energy Partners L.P. dated February 29, 2008.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
May 19, 2008